Exhibit 99.1

iGate, Indian Unit to Combine Business, List 1 Stock (Updatel)

Dec. 17 (Bloomberg) – iGate Corp., a Pittsburgh, Pennsylvania-based software services company, and its Indian unit, iGate Global Solutions Ltd., plan to consolidate and list one company’s stock in both India and the U.S.

iGate Corp. currently trades on the Nasdaq Stock Market and iGate Global trades in India. The consolidation should be completed by June, Phaneesh Murthy, chief executive officer of Bangalore-based iGate Global, said in an interview.

iGate Corp. owns 88 percent of iGate Global, runs iGate Professional Services – which provides companies with technical manpower – and has about $80 million in cash, Murthy said by telephone from Fremont, California.

“We will integrate under one roof and clean up the capital structure and have it listed as one stock so there is no confusion in the marketplace,” Murthy said.

The move will help consolidate iGate Corp.’s businesses, which have undergone several changes in the past three years. It will allow iGate Global to better serve customers such as General Electric Co.

iGate Corp. listed in the U.S. in 1996 as Mastech Corp. It split into nine smaller companies on March 2000 under a holding company called iGate Capital Corp. to take advantage of the opportunities presented by the growth of Internet companies. That year the company made a $9.8 million loss from a $36.2 million profit in 1999. In 2002, it changed its name to iGate Corp. and organized its subsidiaries into three business groups. It reported a loss of $27.5 million.

iGate Global, formerly Mascot Systems Ltd., posted a profit of 283.5 million rupees ($6.2 million) on sales of 4.2 billion rupees in the year to March 31, 2003.

Options

Among options being considered for consolidating the businesses are for iGate Global to issue American depositary receipts to buy out iGate Corp. shareholders and list in the U.S. A second is for iGate Corp. to buy out the Indian unit’s shareholders and list there by issuing Indian depositary receipts, for which regulations are being completed, Murthy said.

The companies are also considering other options, Murthy said, without giving details. A final decision will be made on the basis of “regulatory and tax efficiencies,” he said.

iGate Global’s shares fell 8.8 rupees, or 2.5 percent, to 342 rupees at the 3:30 p.m. close on the Mumbai stock exchange. iGate Corp. shares rose 5 cents, or 0.8 percent, to $6.19 on the Nasdaq Stock Market yesterday.